EXHIBIT 99

Contact:	Judith Wawroski

Treasurer and Principal Financial Officer

International Bancshares Corporation

(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES APPOINTMENT OF NEW DIRECTOR

LAREDO, Texas – (Business Wire) - February 28, 2022 - International Bancshares Corporation (“IBC”) (NASDAQ: IBOC) announced today that on February 23, 2022, IBC’s Board of Directors appointed Ms. Diana G. Zuniga to IBC’s Board to fill the vacancy created by Irving Greenblum’s retirement. The board unanimously voted to appoint Ms. Zuniga as a new director of IBC after recommendation from the Board’s Nominating Committee. “Ms. Zuniga will bring her talent, experience and maturity to our holding company Board. She is an accomplished, highly respected entrepreneur, and a community leader that will add value to our Board deliberations and our company, said Dennis E. Nixon, Chairman”

Ms. Zuniga has served as an advisory director of IBC’s subsidiary bank, IBC Austin from 2005 to present and will continue to be part of our IBC Austin advisory board. Also, over the course of her career, Ms. Zuniga has been involved with real estate projects as a development partner in various residential and commercial properties in the Austin and San Antonio, Texas area. She is the President and Owner of Investors Alliance, Inc. a commercial real estate firm she founded in 1996, which specializes in investment property sales and acquisitions.

Ms. Zuniga is a CCIM (Certified Commercial Investment Member of the Commercial-Investment Real Estate Institute) and a graduate of the University of Texas at Austin with a Bachelor of Science degree in Education.

Over the years Ms. Zuniga has also participated in the following civic and real estate organizations and held the following positions: member of the board of the Wilbarger Creek Municipal Utility District # 1; past president, board and executive committee member of the Real Estate Council of Austin; past board member of the Central Texas Commercial Association of Realtors; and past President of the Austin Commercial Real Estate Society.

Ms. Zuniga has over 35 years of experience as an investor, managing partner and real estate broker. Ms. Zuniga has also received numerous awards recognizing her abilities and accomplishments. Most recently, she received the Austin Business Journal W. Neal Kocurek Award for Special Achievement in Commercial Real Estate. In early 2020 she received the Nash Phillips Lifetime Achievement Award from the Austin Commercial Real Estate Society. In 2013, she became one of only two Texans to receive the National Commercial Award from the National Association of Realtors.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with $16.0 billion in total assets, 170 facilities, and 263 ATMs, serving 76 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.